Exhibit 10.1

NONQUALIFIED

DEFERRED COMPENSATION PLAN

BASIC PLAN DOCUMENT

NONQUALIFIED

DEFERRED COMPENSATION PLAN

By execution of the Adoption Agreement associated with this Basic Plan Document, the Employer establishes this Nonqualified Deferred Compensation Plan (“Plan”) for the benefit of certain Eligible Employees as designated in resolutions of its Board of Directors or in the minutes of the Compensation Committee . The purpose of the Plan is to provide additional compensation to Participants upon Separation from Service or at a specified future date. The Employer will pay benefits under the Plan only in accordance with the terms and conditions set forth in the Plan.

It is the intent of the parties to operate in good faith compliance with the Section 409A and related IRS and Treasury guidance. Revisions to comply with Section 409A and expected future guidance regarding Section 409A must be made no later than December 31, 2005.

I. DEFINITIONS

1.01 “Account” means the account established by the Employer under the Plan for each Participant.

1.02 “Accrued Benefit” means the total dollar amount credited to a Participant’s Account.

1.03 “Adoption Agreement” means the document executed by the Employer to establish the Plan and includes all Exhibits and other documents referenced therein.

1.04 “Basic Plan Document” means this Nonqualified Deferred Compensation Plan document.

1.05 “Change in Control Events” mean a change in the ownership of the SCP Pool Corporation, a change in effective control of SCP Pool Corporation, or a change in the ownership of a substantial portion of the assets of SCP Pool Corporation each as defined in accordance with Internal Revenue Service and Treasury guidance issued pursuant to Code §409A and in accordance with the attached Appendix.

1.06 “Code” means the Internal Revenue Code of 1986, as amended.

1.07 “Compensation” means gross W-2 compensation. “W-2 Compensation” means wages for federal income tax withholding purposes, as defined under Code §3401(a), plus all other payments to an Employee in the course of the Employer’s trade or business, for which the Employer must furnish the Employee a written statement under Code §§6041, 6051 and 6052, disregarding any rules limiting the remuneration included as wages under this definition based on the nature or location of the employment or service performed. “Gross W-2 compensation” means W-2 compensation plus all amounts excludible from a Participant’s gross income under Code §§125, 402(e)(3), 402(h), and 408(p) contributed by the Employer, at the Participant’s election, to a 401(k) arrangement, a Simplified Employee Pension, a SIMPLE plan, or a cafeteria plan. The Employer, in the Adoption Agreement, may modify the definition of Compensation or may specify a different definition of Compensation.

1.08 “Death Beneficiary” means the recipient of any proceeds under the Plan in conjunction with the death of a Participant and shall be the person or persons, including a trust, designated by the Participant on a form provided by the Committee, or (ii) in the absence of a designated Death Beneficiary, paid in accordance with the terms of Section 4.10.

1.09 “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer.

1.10 “Effective Date” of the Plan is the date specified in the Adoption Agreement.

1.11 “Elective Deferral” means Compensation elected by a Participant to be deferred into the Participant’s Account under the Plan.

1.12 “Eligible Employee” means an Employee who is determined by the Employer to be part of a select group of management or highly compensated employees.

1.13 “Employee” means an Employee of the Employer.

1.14 “Employer” means the Employer who executes an Adoption Agreement establishing the Plan and such other participating employers that also adopt the Plan in accordance with rules prescribed herein.

1.15 “Employer Contribution” means amounts contributed by the Employer or credited by the Employer to an Account under the Plan.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Key Employee” means an Eligible Employee as defined in Code Section 416(i) without regarding to paragraph (5) thereof of a corporation any stock in which is publicly traded on an established securities market or otherwise. In general, a Key Employee means an employee who, at any time during the Plan Year, is (i) an officer of the employer having an annual compensation greater than $130,000, (ii) a 5-percent owner of the Employer, or (iii) a 1-percent owner of the Employer having an annual compensation from the Employer of more than $150,000. The applicable terms are defined in Code Section 416(i).

1.18 “Participant” means an Eligible Employee selected by the Board of Directors or Plan Administrator to participate in the Plan as described in Section 2.01.

1.19 “Performance-Based Bonus Compensation” means compensation based on services performed over a period of at least twelve (12) months, and until further guidance is issued, requirements for compensation to qualify include (i) that the amount and payment of the compensation is contingent on the satisfaction of organizational or performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted.

Subjective criteria are permissible provided they are related to individual performance or performance of a group that includes the participant service provider (i.e., Eligible Employee) or a business unit for which the service provider provides services (which may include the entire organization), and assessment of whether the subjective criteria have been met is not made by the service provider (or a family member). Neither shareholder nor compensation committee approval is required. Significantly, bonus compensation is not considered performance-based compensation if it is based solely on the value of, or appreciation in the value of, the service recipient or its stock.

1.20 “Plan” means POOLCORP Deferred Compensation Plan.

1.21 “Plan Administrator” means the Compensation Committee of SCP Pool Corporation.

1.22 “SCP Pool Corporation” means the holding company of the participating Employers.

1.23 “Separation from Service” means, until further guidance is issued, termination of service with the Service Recipient.

1.24 “Service Recipient” means the Employer, and any other person for whom the services are performed, and all persons with whom such Employer or person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., which are under common control.

1.25 “Taxable Year” means the 12 consecutive month period ending each December 31.

1.26 “Trust” means the trust described in Section 5.01 of the Basic Plan Document and created under Section 5.01 of the Adoption Agreement.

1.27 “Valuation Date” means the last day of each Taxable Year and such other dates as the Employer may determine.

II. PARTICIPATION

2.01 Eligibility. The Employer will designate from time to time in resolutions of its Board of Directors or in the minutes of the Compensation Committee those Employees who are in a select group and eligible to participate in the Plan. Each individual in such select group must have received or, pursuant to a salary increase or bonus, expect to receive in the current year total compensation equal to or in excess of the definition of highly compensated employee under Code Section 414(q)(r)(B) and each individual must be eligible for a Company bonus. However, if the Plan Administrator should determine that the foregoing eligibility provision is such that the Plan would not be deemed maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees”, i.e., a “top-hat plan” for purposes of ERISA, the Plan Administrator shall narrow the eligibility to the extent necessary in the Plan Administrator’s judgment in order to maintain the Plan’s status as a top-hat plan. If an Employee fails to meet either requirement in the immediately preceding year such Employee will cease to be eligible to participate in the Plan.

2.02 Possible Nonuniformity. The Employer will specify in the Adoption Agreement such Plan terms and conditions as apply to all Participants on a uniform basis or as may apply to a given Participant. The Employer need not provide the same Plan benefits or apply the same Plan terms and conditions to all Employees who become Participants in the Plan, even as to Employees who are of similar pay, title, and other status with the Employer.

2.03 Elective Deferrals. The Employer will specify in the Adoption Agreement:

(i) whether Participants may elect to make Elective Deferrals to their Accounts under the Plan; and

(ii) any other limitations or conditions applicable to Elective Deferrals.

A Participant must make his/her Elective Deferral election on a form the Employer provides for that purpose. A Participant may make an election to defer compensation for services performed during a Taxable Year only if the Participant delivers his/her election no later than the close of the preceding Taxable Year or at such other time as provided in Treasury Regulations. However, in the case of the first year in which a Participant becomes eligible to participate in this Plan, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan. If the Eligible Employee does not file an application prior to the applicable date, the Eligible Employee shall again be eligible to participate as of the first day of the next Taxable Year subsequent to his or her eligibility upon filing of an application prior to the close of the preceding Taxable Year or at such other time as provided in Treasury Regulations. Notwithstanding, if elected in the Adoption Agreement, in the case of compensation that qualifies as Performance-Based Bonus Compensation, the Employer may delay the deadline of the deferral election, provided the Participant delivers his/her election no later than six months before the end of the service period.

A Participant’s Elective Deferral election shall be effective only for the Taxable Year for which the Participant makes the election. For Plan Years after 2005, an Elective Deferral cannot be changed or cancelled after the effective date of enrollment for that year. However, the following special rules apply for the Plan Year 2005 only. A Participant may reduce or cancel his Elective Deferral for the year 2005 at any time during the year. Any change in the Elective Deferral shall apply only to Compensation earned after the pay period in which the modification is received by the Employer. Cessation of Deferrals does not entitle the Participant to benefits. Benefits are paid only as provided in Article IV of this Plan.

2.04 Employer Contributions. The Employer will specify in the Adoption Agreement whether the Employer will contribute to or credit the Account of any Participant under the Plan, and the terms and conditions applicable to Employer Contributions. As specified in the Adoption Agreement, the Employer may make Employer Contributions in the form of matching contributions with respect to Participant Elective Deferrals. Except as otherwise provided in the Plan, the Employer will administer all Employer Contributions under the Plan in the same manner as Elective Deferrals made by Participants. If the Employer establishes the Trust, the Employer shall make any contributions to the Trust required by the Trust terms.

2.05 Employer Contribution Allocation Conditions. The Employer will specify in the Adoption Agreement any employment or other conditions applicable to the allocation of Employer Contributions for a Taxable Year.

III. VESTING AND FORFEITURE

3.01 Application. The Employer will specify in the Adoption Agreement any vesting requirements and forfeiture conditions applicable to Participant Accounts under the Plan.

3.02 Accounting. The Employer will maintain a separate accounting of each Participant’s Accrued Benefit attributable to Employer Contributions and Elective Deferrals, including interest, earnings, gains and losses as applicable under Section 5.02, as required for proper application of the Plan’s vesting and forfeiture provisions.

3.03 Year of Service. Is defined in the Adoption Agreement.

3.04 Application of Forfeitures. Unless otherwise specified in the Adoption Agreement, the Employer will retain any Participant forfeiture under the Plan and will not apply any Participant forfeiture to increase benefits for other Participants under the Plan.

IV. BENEFIT PAYMENTS

4.01 Separation from Service. Except as otherwise permitted in this Article, the Plan will pay to the Participant the vested Accrued Benefit held in the Participant’s Account following the Participant’s Separation from Service. Payment will commence at the time and in the form and method specified under Section 4.02. In the case of a Key Employee, except as otherwise permitted in this Article, distribution of such Participant’s vested Accrued Benefit may not be made before the date which is six (6) months after the date of Separation from Service. In the event of a Participant’s death, the Plan will pay to the Participant’s Death Beneficiary the Participant’s vested Accrued Benefit or any remaining amount thereof if benefits to the Participant had already commenced.

4.02 Participant Election of Timing and Form of Payment. A Participant’s vested Accrued Benefit is payable in the form of cash. A Participant may elect the timing and method of payment as described in this Section 4.02. At the time of the Participant’s initial participation in the Plan, the Participant must elect a time for commencement and method of payment selected in the Adoption Agreement. A Participant’s election as to timing and method of payment is irrevocable except as otherwise provided in the Adoption Agreement. Participant’s Accrued Benefit shall be paid in the form of a lump sum or in the form of annual installments, as the Participant elects. If a Participant fails to timely elect a payment method, the Employer will pay the Participant’s vested Accrued Benefit in a single lump sum payment upon Separation from Service.

Until the Plan completely distributes a Participant’s vested Accrued Benefit, the Plan will continue to credit the Participant’s Account with interest, investment earnings or gain, and will charge the Participant’s Account for loss, in accordance with Section 5.02.

4.03 Reelection of Timing and Form of Benefit. If permitted in the Adoption Agreement, a Participant may execute a new form, provided by the Employer, to select a new date for payment of the vested Accrued Benefit and the form in which payment will be made. A Participant may execute a new form at any time, but any new election shall not be effective unless the Participant (a) has a Separation from Service of at least 12 months after the Employer receives the new election form, (b) the first payment under the new election is deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (c) the new election is made no less than 12 months prior to the date of the first scheduled payment under the previous election.

4.04 Unforeseeable Emergency. The Employer will specify in the Adoption Agreement whether the Employer will pay to a Participant all or any part of the Participant’s vested Accrued Benefit on account of an unforeseeable emergency. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise; or

(ii)	by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

4.05 Change in Control Events. If elected in the Adoption Agreement, in the event of a Change in Control Event, all vested Accrued Benefits shall thereupon automatically be accelerated and payable in full. To qualify as a Change in Control Event, the occurrence of the event must be objectively determinable and any requirement that the Plan Administrator certify the occurrence of a Change in Control Event must be strictly ministerial and not involve any discretionary authority.

To constitute a Change in Control Event as to the Participant, the Change in Control Event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii).

4.06 Alternate Payee. If elected in the Adoption Agreement, the Plan may accelerate the time and schedule of payment of Participant’s vested Accrued Benefit to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

4.07 De Minimus Amounts. If elected in the Adoption Agreement, a Participant is eligible for a distribution and his/her vested Accrued Benefit is less than $10,000 such payment will be made on or before the later of (i) December 31 of the calendar year in which occurs the Participant’s Separation from Service from the Service Recipient or (ii) the date 2 ½ months after the Participant’s Separation from Service from the Service Recipient.

4.08 Payment of Employment Taxes. If elected in the Adoption Agreement, the Plan may permit the acceleration of the time or schedule of a payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(v)(2) on compensation deferred under the plan (the FICA Amount). Additionally, the Plan may permit the acceleration of time or schedule of a payment to pay the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA Amount, and the income tax withholding relating to such FICA amount.

4.09 Withholding. The Employer will withhold from any payment made under the Plan all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law.

4.10 Beneficiary Designation. A Participant may designate a Beneficiary (including one or more primary and contingent Beneficiaries) to receive payment of any vested Accrued Benefit remaining in the Participant’s Account at death. The Employer will provide each Participant with a form for this purpose and no designation will be effective unless made on that form and delivered to the Employer. A Participant may modify or revoke an existing designation of Beneficiary by executing and delivering a new designation to the Employer. In the absence of a properly designated Beneficiary, the Employer will pay the deceased Participant’s vested Accrued Benefit to the Participant’s surviving spouse; if none, to the children; and if none, to the Participant’s estate. If a Beneficiary is a minor or otherwise reasonably determined by the Employer to be legally incompetent, the Employer may pay the Participant’s vested Accrued Benefit to a guardian, trustee or other proper legal representative of the Beneficiary. Payment by the Employer of the deceased Participant’s vested Accrued Benefit to the Beneficiary or proper legal representative of the Beneficiary completely discharges the Employer and Plan of all further obligations under the Plan.

V. TRUST ELECTION AND INVESTMENTS

5.01 Trust Election. The Employer intends this Plan to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of ERISA and the Code and intends this Plan to be exempt from Parts 2, 3 and 4 of Title I of ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including assets held in any Account under the Plan. As such, no Participant or Beneficiary is entitled to distribution of any asset held under the Participant’s Account except for cash payment of the Participant’s vested Accrued Benefit in accordance with the terms of the Plan. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay. Except as provided in the Adoption Agreement, this Plan does not create a trust for the benefit of any Participant. If the Employer elects to create the Trust described in the Adoption Agreement, all of the provisions of the Basic Plan Document continue to apply, including those of this Section 5.01. Except as may be required under the Trust established by the Employer: (i) the Employer may elect not to make actual contributions to the Plan if the Employer elects merely to make Employer Contributions to a Participant’s Account as an accounting entry; and (ii) the Employer also may elect not to invest any Plan contributions. If the Employer elects to invest any Plan contributions, such investments may be held for the Employer’s benefit in providing for the Employer’s obligations under the Plan or for such other purposes as the

Employer may determine. Any assets held in Plan Accounts remain subject to claims of the Employer’s general creditors and no Participant or Beneficiary has any priority to Plan assets over any general unsecured creditor of the Employer.

5.02 Interest or Investments. The Employer or Plan Administrator shall provide to each Participant a list of investments from which a Participant may choose as a deemed investment for such Participant’s Accrued Benefit. A Participant’s Accrued Benefit shall be deemed invested in the investment selected by such Participant (provided that if no investment is selected, the Participant’s Accrued Benefit shall be deemed invested as directed by the Employer or Plan Administrator). The Accrued Benefit shall be adjusted as of each Valuation Date to effect increases or decreases in the value of such deemed investments. A Participant shall have the right to change the deemed investment of his Accrued Benefit and the allocation of future contributions by notice to the Plan Administrator in such form as required by the Plan Administrator. Such changes in deemed investments shall be made on the Valuation Date next following the date upon which said change was requested, or as soon thereafter as may be administratively practicable. To the greatest extent practicable, the same valuation and accounting methods shall be used as are used to recalculate the Participant’s account balances under the SCP Pool Corporation 401(k) Plan. A Participant shall have no right to compel investment of any amounts credited to his Accrued Benefit.

VI. PLAN ADMINISTRATION

6.01 Power and Responsibilities of the Plan Administrator. The Plan Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Plan Administrator’s powers and responsibilities include, but are not limited to, the following:

(i)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii)	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(iii)	To administer the review procedures specified in Section 6.02;

(iv)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(v)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(vi)	By written instrument, to allocate and delegate its responsibilities under the Plan. The Employer hereby delegates to the Administrator the following powers and responsibilities:

(A)	To decide all questions concerning the eligibility of any person to participate in the Plan;

(B)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(C)	To authorize the payment of benefits;

(D)	To determine the person or persons to whom such benefits will be paid subject to review of claims under Section 6.02; and

(E)	To administer the claims procedures specified in Section 6.02.

6.02 Claims and Review Procedures.

(i)	Claims Procedures. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will contain (A) specific reasons for the denial, (B) specific reference to pertinent Plan provisions, (C) a description of any additional material or information necessary for such person to perfect such claim an explanation of why such material or information is necessary, and (D) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

6.03 Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, employee communication fees and investment changes) incurred by the Plan Administrator and the Trustee in administering the Plan and Trust shall, unless allocable to the accounts of particular Participants, be charged against the accounts of all Participants on a pro rata basis or in such other reasonable manner as may be directed by the Plan Administrator. Notwithstanding the foregoing, each Employer may, in it sole discretion, elect to pay all such reasonable costs and expenses.

VII. PARTICIPATING EMPLOYERS

7.01 Adoption of the Plan. As of the Effective Date, each entity listed on the Adoption Agreement is an Employer. In addition, this Plan may be adopted by additional employers provided that any such adoption is with the approval of the Plan Administrator. Any adoption of this Plan by an additional Employer shall be pursuant to such authority as is required by such Employer’s governing body, a copy of which shall be filed with the Plan Administrator.

VIII. MISCELLANEOUS

8.01 No Assignment. No Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Accrued Benefit. Prior to actual payment, a Participant’s Accrued Benefit is not subject to the debts, judgments or other obligations of the Participant or Beneficiary and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.

8.02 Not Employment Contract. This Plan is not a contract for employment between the Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer and benefits under the Plan are limited to cash payment of a Participant’s vested Accrued Benefit in accordance with the terms of the Plan.

8.03 Amendment of Plan. Each Employer has the authority to amend the Plan, even to cease an Employee’s Elective Deferral, but cannot amend the Plan so as to reduce the amount of a Participant’s Accrued Benefit (but this restriction does not prevent amending the Plan so as to change the way that earnings and losses on Account balances are determined in the future). The Plan cannot be amended to accelerate the payment of a benefit unless the amendment is not a violation of Code Section 409A. No amendment (otherwise limited under the previous sentence) shall be made that would accelerate the inclusion of a Participant’s Accrued Benefit in the Participant’s taxable income unless the Employer intentionally effects such a result. An acceleration of payment that is not authorized in Article IV will result in the taxation of the vested amount of the deferral, as if it had been included in taxable income in the first year of deferral, plus interest. Also, an additional penalty tax of 20% of the vested deferral is imposed.

8.04 Severability. If any provision of the Plan is determined by a proper authority to be invalid, the remaining portions of the Plan will continue in effect and be interpreted consistent with the elimination of the invalid provision.

8.05 Notice and Elections. Any notice given or election made under the Plan must be in writing and delivered or mailed by certified mail, to the Employer or to the Participant or Beneficiary as appropriate. The Employer will prescribe the form of any Plan notice or election to be given or made by Participants. Any notice or election will be deemed given as of the date of delivery, or if given by certified mail, as of 3 business days after mailing.

8.06 Administration. The Plan Administrator will administer and interpret the Plan, including making determination of the vested Accrued Benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and perform such other acts as the Plan Administrator reasonably may request. The Plan Administrator may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of the Plan Administrator or its designee concerning the administration of the Plan is final and binding upon all persons having any interest in the Plan. The Plan Administrator will indemnify, defend and hold harmless any Employee designated by the Plan Administrator to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (“claims”) except claims arising from the intentional acts or gross negligence of the Employee.

8.07 Account Statements. The Employer from time to time, but at least annually, will provide each Participant with a statement of the Participant’s vested Accrued Benefit as of the annual Valuation Date. The Employer also will provide Account statements to any Beneficiary of a deceased Participant with a vested Accrued Benefit remaining in the Plan.

APPENDIX

Change in Control Events

Note: The references to Employer in this Appendix are to SCP Pool Corporation.

I.	Change in the ownership of the Employer

(a)	For purposes of the Plan, a change in the ownership of an Employer occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph I.(b) of this Appendix), acquires ownership of stock of the Employer that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Employer. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of an Employer, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Employer (or to cause a change in the effective control of the corporation (within the meaning of Part II of this Appendix). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This Part I applies only when there is a transfer of stock of an Employer (or issuance of stock of an Employer) and stock in such Employer remains outstanding after the transaction (see Part III of this Appendix for rules regarding the transfer of assets of a corporation).

(b)	Persons acting as a group. For purposes of paragraph II.(a), persons will not be considered to be acting as a group solely because they purchase or own stock of the same Employer at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. See Treas. Reg. § 1.280G-1, Q&A 27(d), Example 4.

II.	Change in the effective control of an Employer

(a)

Notwithstanding that an Employer has not undergone a change in ownership under Part I of this Appendix, a change in the effective control of an Employer occurs on the date that either – (i) Any one person, or more than one person acting as a group (as determined under paragraph II.(a)(iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 35 percent or more of the total voting power of the stock of such Employer; or (ii) a majority of members of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii) the term Employer refers solely to the relevant corporation identified in Part I, paragraph I.(b) for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph II.(a)(ii) would refer solely to Corporation A). In the absence of an event described in paragraph (i) or (ii), a change in the effective control of an Employer will not have occurred.

(b)	Multiple Change in Control Events. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event under Part I or Part III of this Appendix. Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its assets under Part III of this Appendix and O has a change in effective control under this Part II.

(c)	Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control an Employer (within the meaning of this Part II), the acquisition of additional control of the Employer by the same person or persons is not considered to cause a change in the effective control of the Employer (or to cause a change in the ownership of the Employer within the meaning of Part I).

(d)	Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same Employer at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

III.	Change in the ownership of a substantial portion of an Employer’s assets

(a)

A change in the ownership of a substantial portion of an Employer’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph III.(c)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the

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Employer immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b)	Transfers to a related person. There is no Change in Control Event under this Part III when there is a transfer to an entity that is controlled by the shareholders of the transferring Employer immediately after the transfer, as provided in this paragraph III.(b). A transfer of assets by an Employer is not treated as a change in the ownership of such assets if the assets are transferred to – (i) A shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Employer; (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Employer; or (iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph III.(b)(iii). For purposes of this paragraph III.(b) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(c)	Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the same Employer at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Employer. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

IV.	Attribution of Stock Ownership.

For purposes of the Change in Control Events under this Appendix, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. §§ 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option. In addition, mutual and cooperative corporations are treated as having stock for purposes of paragraph III.(c).

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